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                  COHERENT COMMUNICATIONS SYSTEMS CORPORATION

EXHIBIT 11 - COMPUTATION OF NET INCOME PER SHARE
             (AMOUNTS IN THOUSANDS EXCEPT PER SHARE DATA)


                                                     THREE MONTHS ENDED                  SIX MONTHS ENDED
                                                           JUNE 30,                           JUNE 30,
                                                  ------------------------          ------------------------
                                                    1996            1995              1996             1995
                                                  -------          -------          -------          -------


Net income                                        $ 2,280          $ 1,816          $ 4,398          $ 3,461
                                                  =======          =======          =======          =======




 Average common shares outstanding                 14,928           14,584           14,887           14,429

Average common share equivalents:
        Options                                       550              965              579              965
                                                  -------          -------          -------          -------

Average number of common and
    common share equivalents outstanding           15,478           15,549           15,466           15,394
                                                  =======          =======          =======          =======


 Net income per common share                      $  0.15          $  0.12          $  0.28          $  0.22
                                                  =======          =======          =======          =======


       Average common shares outstanding for the quarter and six months ended June 30,1995 have been restated to reflect the effect of the stock split June 9,1995.

       Earning per share calculation for each period are based on the weighted average number of shares outstanding in each period. Therefore, the sum of the quarters do not necessarily equal the year to date earnings per share.

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